EXHIBIT 99.1

Atlas Air Worldwide Holdings, Inc.

Consolidated Financial Statements

Year ended December 31, 2002

Atlas Air Worldwide Holdings, Inc.
Consolidated Statement of Operations
December 31, 2002
(in thousands, except per share data)

Revenues
Charter service	$376,585
ACMI lease contracts	358,077
Scheduled service	348,231
Other revenue	95,202

Total operating revenue	1,178,095
Expenses
Salaries, wages and benefits	188,297
Maintenance, materials and repairs	219,386
Aircraft fuel	221,230
Aircraft rent	213,310
Ground handling	71,781
Landing fees and other rent	63,644
Employee travel	55,081
Depreciation	47,389
Other	122,131

Total operating expense	1,202,249
Operating loss	(24,154)
Non-operating expenses
Interest income	10,335
Interest expense	(86,626)
Interest capitalized	3,869
Other, net	(1,793)

Total non-operating expenses	(74,215)

Loss before cumulative effect of accounting change	(98,369)
Cumulative effect of accounting change	44,556

Net loss	$(53,813)

Basic and diluted loss per share:
Loss before cumulative effect of accounting change	$(2.57)
Cumulative effect of accounting change	1.16

Net loss	$(1.41)

See accompanying notes.

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheet
December 31, 2002
(in thousands, except share data)

Assets
Current Assets
Cash and cash equivalents	$222,392
Short-term investments	30,967
Accounts receivable, less allowance of $40,794	186,895
Recoverable income taxes	41,808
Prepaid expenses and other current assets	26,530

Total current assets	508,592
Property and Equipment
Flight equipment	708,254
Ground equipment	47,932
Less: accumulated depreciation	(35,501)

Property and equipment, net	720,685
Other Assets
Route acquisition costs	31,988
Deposits and other assets	166,573
Prepaid aircraft rent	94,958
Debt issuance costs, net of accumulated amortization of $24,506	16,520

Total Assets	$1,539,316

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$75,897
Accrued expenses and other accrued liabilities	174,320
Debt	930,642

Total current liabilities	1,180,859
Other Liabilities
Deferred gains	222,343
Accrued maintenance	46,185
Other liabilities	18,446

286,974
Commitments and Contingencies (Note 12)
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	–
Common stock, $0.01 par value; 50,000,000 shares authorized; 38,320,033 shares issued	383
Treasury stock, at cost; 48,057 shares	(135)
Additional paid-in-capital	305,210
Accumulated deficit	(233,975)

Total stockholders’ equity	71,483

Total Liabilities and Stockholders’ Equity	$1,539,316

     See accompanying notes.

Atlas Air Worldwide Holdings, Inc.

Consolidated Statement of Stockholders’ Equity

Year ended December 31, 2002
(in thousands, except share amounts)

				Retained	Accumulated
			Additional	Earnings	Other
	Common	Treasury	Paid-In	(Accumulated	Comprehensive	Deferred
	Stock	Stock	Capital	Deficit)	Income(Loss)	Compensation	Total

Balance at December 31, 2001, as previously reported	$382	$(1,268)	$305,930	$185,114	$488	$(738)	$489,908
Restatement adjustments	—	361	(315)	(365,276)	(10)	738	(364,502)

Balance at December 31, 2001, as restated	382	(907)	305,615	(180,162)	478	—	125,406
Net loss	—	—	—	(53,813)	—	—	(53,813)
Reclassification adjustment for realized gain on available-for-sale securities sold	—	—	—	—	(478)	—	(478)

Comprehensive loss							(54,291)

Purchase of 280,000 shares of treasury stock	—	(1,076)	—	—	—	—	(1,076)
Issuance of 284,280 shares of treasury stock pursuant to the employee stock purchase plan	—	1,719	(813)	—	—	—	906
Issuance of 24,435 shares of treasury stock pursuant to the director stock plan	—	129	2	—	—	—	131
Issuance of 3,725 shares of common stock	—	—	46	—	—	—	46
Issuance of 79,381 shares of common stock pursuant to the director stock plan	1	—	360	—	—	—	361

Balance at December 31, 2002	$383	$(135)	$305,210	$(233,975)	$—	$—	$71,483

See accompanying notes.

Atlas Air Worldwide Holdings, Inc.

Consolidated Statement of Cash Flows

Year ended December 31, 2002
(in thousands)

Operating Activities:
Net loss	$(53,813)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	47,389
Common stock issued as compensation	537
Recognition of compensation from restricted stock units	686
Provision for doubtful accounts	16,349
Cumulative effect of accounting change	(44,556)
Amortization of debt issuance costs and lease financing deferred gains	(6,760)
Impairment loss	7,850
Other, net	(711)
Changes in operating assets and liabilities:
Accounts receivable and recoverable income taxes	(24,778)
Prepaid expenses and other current assets	(24,371)
Deposits and other assets	(40,487)
Accounts payable and accrued expenses and other accrued liabilities	130,366

Net cash provided by operating activities	7,701
Investing Activities:
Capital expenditures, net	(30,144)
Purchase of short-term investments	(348,702)
Sale of short-term investments	411,854

Net cash provided by investing activities	33,008
Financing Activities Proceeds from sale leaseback transactions	14,337
Proceeds from issuance of treasury and common stock	907
Purchase of treasury stock	(1,076)
Payments on debt	(83,664)

Net cash used for financing activities	(69,496)
Net decrease in cash and cash equivalents	(28,787)
Cash and cash equivalents at the beginning of year	251,179

Cash and cash equivalents at end of year	$222,392

See accompanying notes.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

1. Organization

Atlas Air Worldwide Holdings, Inc. is a holding company with two principal wholly-owned operating subsidiaries — Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar). Collectively, these entities are referred to as the “Company”. The Company provides cargo services throughout the world to major international airlines pursuant to contractual arrangements in which we provide the aircraft, crew, maintenance and insurance (“ACMI”), airport-to-airport scheduled air-cargo service, and commercial and military charter service. The principal markets we serve are Asia and the Pacific Rim from the United States and Europe and between South America and the United States.

The consolidated financial statements include the accounts of Atlas Air Worldwide Holdings, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

2. Financial Condition and Liquidity

The sustained weakness of the U.S. and international economies, coupled with the lingering impact of the September 11, 2001 terrorist attacks, have continued to have a negative impact on the demand for both passenger and cargo air services. As a result, we incurred a loss (before the benefit of an accounting change) of $ 98.4 million in 2002 and as of December 31, 2002, we had an accumulated deficit of $234.0 million. In addition, at December 31, 2002, our financial statements reflect a working capital deficiency of $672.3 million in large part due to the reclassification of all debt to currently due status as a result of our defaults thereon, described below. The Company has continued to operate at a loss through October 31, 2003.

Because of the resulting negative impact on the Company’s financial condition and cash position, we initiated in March 2003 a moratorium on substantially all of our 2003 debt and lease payments to provide time to negotiate restructured agreements with our significant creditors; however, the moratorium also caused the Company to be in default of substantially all of its debt and aircraft lease agreements. These defaults allow the parties to these arrangements to exercise certain rights and remedies, including the right to demand immediate payment of such obligations and the right to repossess certain assets which include all of the Company’s owned and leased aircraft. However, the Company has been operating under either forbearance agreements or amended agreements with its major creditors and lessors pursuant to which the Company is making

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

all required payments to such creditors and lessors as they become due. Certain of these forbearance agreements expire, by their terms, in December 2003 and are subject to other conditions, including the filing of a petition for protection under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”). The Company is seeking to extend such agreements in order to provide the time necessary to complete all the negotiations required to effectuate a consensual Chapter 11 plan prior to a filing under Chapter 11.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

2. Financial Condition and Liquidity (continued)

Given the severity of the Company’s financial situation, we are developing and implementing a comprehensive plan to restructure our operations, aimed at achieving substantial cost reductions and restoring the long-term viability of the Company. These initiatives include, among others: (i) restructuring our aircraft related debt and lease obligations to reflect the reduced market values of the aircraft; (ii) negotiating concessions from our suppliers and vendors; (iii) streamlining our global flight operations; (iv) reducing the number of aircraft in service; and (v) reducing work force requirements. In addition, the restructuring plan contemplates the need for $50 million in debtor-in-possession (“DIP”) and exit financing. The Company has begun negotiations with potential sources of such financing.

In the event the Company is able to negotiate the necessary concessions from its major creditors, lessors and vendors and to secure the additional financing, management contemplates that the restructuring described above will be implemented through a plan of reorganization under Chapter 11.

The Company currently has a restructuring agreement with the holders of its Senior Notes (See Note 8), which also expires in December 2003. The Company is also seeking to extend such agreement. Obligations related to the Senior Notes are unsecured and will be treated as unsecured claims in the Chapter 11 bankruptcy case. In addition, in the event the Company seeks to reduce expenses by rejecting leases or other executory agreements or obligations, additional unsecured claims will arise. Accordingly, it is not presently possible to estimate the aggregate amount of such claims and the ultimate effect such additional claims will have on the proposed recovery to the Senior Notes.

While the Company has made substantial progress in negotiations with its creditors and lessors, we have not yet reached definitive agreements or secured the necessary additional financing which would provide us with a basis to begin a reorganization under the Bankruptcy Code. As a result, at this time, it is not possible to predict accurately whether a Chapter 11 reorganization will be successful or if and when the Company will emerge from Chapter 11.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

2. Financial Condition and Liquidity (continued)

The Company’s future results will depend, in part, on the timely and successful confirmation by the Bankruptcy Court of a Chapter 11 plan of reorganization and the Company’s ability to comply with the terms and conditions of restructured agreements as implemented through the plan of reorganization. Other negative factors that may impact our ongoing operations include, without limitation, the economic environment in general and the air cargo market in particular, changes in air cargo capacity and in demand by the United States military, the outcome of current and potential litigation against the Company, the outcome of the Securities and Exchange Commission’s (“SEC”) investigation of the Company, the ability of the Company to satisfy its future financing needs, significant changes in fuel prices and supply, as well as other operating expenses, the ability to maintain collective bargaining agreements on terms satisfactory to the Company and the availability and cost of war risk insurance for the Company.

As a result of the complex nature of the proposed restructuring contemplated above, the Company cannot determine what values, if any, will be ascribed in the bankruptcy case to the Company’s existing equity and other securities. The restructuring could cause the Company’s existing equity and other securities to have substantially reduced or no value to their holders. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in any of the Company’s securities.

The Company cannot assure that it will be able to successfully negotiate the necessary concessions from its creditors and lessors, arrange the additional financing required to implement its restructuring plan, obtain confirmation of a plan of reorganization, or implement the other requirements necessary to restructure its financial affairs. In the event that the Company is unable to effect such restructuring, it may be forced by its creditors into bankruptcy or to take other actions, which may include ceasing operations or selling its assets for the benefit of its creditors. The circumstances described in this note result in substantial doubt as to the ability of the Company to continue as a going concern.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

2. Financial Condition and Liquidity (continued)

Except for the reclassification of all of the Company’s outstanding debt obligations as current liabilities at December 31, 2002 to reflect the uncertainty as to the forbearance agreements remaining in place through an anticipated bankruptcy case, the accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3. Restatement of Previously Reported Amounts

In October 2002, we discovered that adjustments were required to correct our previously reported audited consolidated financial statements for the years ended prior to December 31, 2002. The adjustments also impact our previously reported unaudited consolidated financial results for the first two fiscal quarters of 2002. Due to our inability to locate sufficient supporting documentation, the Company is unable to determine the period or periods to which certain adjustments relate and, as a result, we are unable to issue restated consolidated financial statements for the years ended December 31, 2001 and 2000 or any prior period.

The cumulative amount of the corrections decreased previously reported retained earnings as of December 31, 2001 from $185.1 million to an accumulated deficit of $180.2 million as follows:

(in thousands)
Retained earnings at December 31, 2001, as previously reported	$185.1
a. Additional impairment loss	(281.4)
b. Maintenance expense	(115.4)
c. Inventory obsolescence	(34.4)
d. Allowance for doubtful accounts	(17.7)
e. Other, net	(24.0)
f. Income taxes	107.6

Accumulated deficit at December 31, 2001, as restated	$(180.2)

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

3. Restatement of Previously Reported Amounts (continued)

a. Additional impairment loss – A number of factors existed at the time the 2001 consolidated financial statements were prepared, including a declining global economic forecast, the dramatic effects of September 11, 2001 and the corresponding decline in air cargo demand. As a result of these factors, the Company restructured its business plan and six aircraft were designated as held for sale. The Company actively marketed the aircraft for sale or other disposal. In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121), the Company performed an assessment of impairment of these aircraft held for sale during 2001 and recognized an impairment loss of $99 million. Based upon available documentation, we were unable to determine if consideration was given as to whether the remaining aircraft and related equipment (including related spare engines, parts and equipment) in the fleet were impaired. Based upon the factors described above, in accordance with paragraph 5 of SFAS 121, we have concluded that impairment indicators existed at December 31, 2001 with respect to the Company’s entire fleet. Therefore, based only on information that would have been available at the time the 2001 financial statements had been prepared, we determined that the estimated net undiscounted future cash flows to be generated by our entire fleet were less than the carrying value of the aircraft and related equipment. As a result, all operating aircraft were impaired in addition to those held for sale and were required to be written down to fair value. In determining fair value, the Company considered several third-party appraisals, published values for similar aircraft and transactions involving sales of similar aircraft. Accordingly, the restatement includes an additional impairment charge of $281.4 million for the aircraft held for use and related equipment.

b. Maintenance expense – The Company has recorded additional maintenance expense which primarily relates to improper capitalization of repair costs associated with rotable spare parts and other maintenance costs not otherwise eligible for deferral. In addition, we determined the Company had improperly calculated the expense related to a power-by-the-hour agreement related to engine maintenance.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

3. Restatement of Previously Reported Amounts (continued)

c. Inventory obsolescence – The Company identified excess and obsolete inventory for which an adequate allowance had not been provided. The Company had entered into agreements to outsource substantially all of its routine maintenance, which had the effect of significantly reducing its spare parts requirements. Additionally, we also identified an error in the inventory accounting system’s calculation of average costs.

d. Allowance for doubtful accounts – The Company identified uncollectible receivables for which an adequate allowance had not been provided.

e. Other, net – These restatements, which principally relate to the timing on which various transactions were recorded in the ordinary course of business, primarily relate to the following items: revenue ($7.8 million), fixed asset and capital project costs ($5.3 million), deferred gains on aircraft ($12.0 million), start-up costs ($2.5 million) and other, net over accruals ($3.6 million).

f. Income taxes – The Company had originally reported a net deferred tax liability at December 31, 2001 of $53.1 million. As a result of the various adjustments discussed above, the Company reversed the net deferred tax liability and recorded additional net benefit at December 31, 2001 of $54.5 million. A full valuation allowance has been established relating to the Company’s remaining net deferred tax assets at December 31, 2001, and to tax assets generated by losses in 2002. We expect to continue to record a full valuation allowance on future tax benefits until, and if, we return to profitability.

4. Accounting Change

Effective January 1, 2002, Atlas changed its method of accounting for airframe and engine overhaul activities from the accrual and deferral methods to direct expense ( with the exception of a fully outsourced B747-400 engine contract which is accounted for on an hourly basis). While the former methods were permitted under Generally Accepted Accounting Principles (GAAP), we believe that the direct expense method is preferable as it more properly reflects the timing of the actual maintenance event, is the predominant method used in the industry, and is in accordance with the American Institute of Certified Public Accountants (AICPA) Proposed Statement of Position entitled Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

4. Accounting Change (continued)

As a result, the change decreased our loss by $44.6 million as a cumulative effect of accounting change. The principal cause of the credit is the treatment of certain power-by-the-hour contract payments as prepayments (versus expensed previously) offset, in part, by the write-off of deferred airframe overhauls. There was no income tax effect associated with this accounting change.

5. Significant Accounting Policies

Our accounting policies conform to accounting principles generally accepted in the United States. Significant policies followed are described below.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates. Important estimates include asset lives, related valuation allowances (including, but not limited to, those related to receivables, inventory and long-lived assets), income tax accounting, self-insurance accruals and contingent liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term cash investments that are highly liquid in nature and have original maturities of three months or less at acquisition.

Short-Term Investments

Short-term investments consist of investment-grade, interest bearing instruments with maturities greater than three months and are stated at fair value, based on quoted market prices, with unrealized gains and losses recorded in accumulated other comprehensive income/(loss). All short-term investments are classified as available-for-sale securities. The cost of securities sold is based on the specific identification method. Interest on these securities is accrued and included in interest income.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

5. Significant Accounting Policies (continued)

Investments

The Company holds minority interests in private companies which are accounted for under the equity method.

We continually review our investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the investment is written down to fair value and the amount of the write-down is included in the Consolidated Statement of Operations.

Inventories

Spare parts, materials and supplies relating to flight equipment are carried at average acquisition cost and are expensed when used in operations. Allowances for obsolescence are provided over the estimated useful life of the related aircraft and engines for spare parts expected to be on hand at the date aircraft are retired from service, plus allowances for spare parts currently identified as excess or obsolete. These allowances are based on management estimates, which are subject to change. Inventories are included in prepaid expenses and other current assets in the Consolidated Balance Sheet.

Property and Equipment

We record our property and equipment at cost and depreciate these assets on a straight-line basis over their estimated useful lives to their estimated residual values, over periods not to exceed 40 years for flight equipment (from date of original manufacture) and 3 to 5 years for ground equipment, once the asset is placed in service. Property under capital leases and related obligations are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of our incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense. Expenditures for major additions, improvements and flight equipment modifications are capitalized and depreciated over the shorter of the assets remaining life or lease life in the event that any modifications or improvements are on operating lease equipment. Substantially all property and equipment is specifically pledged as collateral for indebtedness of the Company.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

5. Significant Accounting Policies (continued)

Capitalized Interest

Interest attributable to funds used to finance the acquisition of aircraft is capitalized as an additional cost of the related aircraft. Interest is capitalized at the Company’s weighted average interest rate on long-term debt, or where applicable, the interest rate related to specific borrowings and is depreciated over the estimated useful life of the asset. Capitalization of interest ceases when the asset is ready for its intended use.

Measurement of Impairment of Long-Lived Assets

Effective January 1, 2002, we adopted SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 superceded SFAS 121. The adoption of SFAS 144 had no effect on our results of operations. We record impairment losses on long-lived assets used in operations, consisting principally of property and equipment, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.

The impairment charge is determined based upon the amount by which the net book value of the assets exceeds their estimated fair value. In determining the fair value of the assets, we consider market trends, published values for similar assets, recent transactions involving sales of similar assets or quotes and utilize third party appraisals. In making these determinations, we use certain assumptions, including, but not limited to: (i) estimated fair value of the assets, and (ii) estimated future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in the Company’s operations and estimated residual values.

Intangible Assets

Route acquisition costs represent the allocation of purchase price in connection with the Polar acquisition attributable to operating rights (takeoff and landing slots) at Narita Airport in Tokyo, Japan. As the acquisition occurred subsequent to the effective date of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No.142), no amortization has been recorded.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

5. Significant Accounting Policies (continued)

During the third quarter of 2002, the Company completed the required annual impairment analysis for route acquisition costs in accordance with SFAS No.142. The analysis did not result in an impairment charge.

Revenue Recognition

Scheduled service and Charter service revenue is recognized upon departure. ACMI lease contract revenue is recognized as the actual block hours are operated on behalf of a customer during a calendar month.

Other revenue includes dry lease of aircraft and is recognized in accordance with SFAS No. 13, Accounting for Leases.

Concentration of Credit Risk and Significant Customers

The Company routinely grants credit to many of our ACMI customers for services without collateral. The Company periodically performs an evaluation of the composition of accounts receivable and expected credit trends and establishes an allowance for doubtful accounts for specific customers that it determines to have significant credit risk. Past due status of accounts receivable is determined primarily based upon contractual terms. The Company provides allowances for estimated credit losses resulting from the inability of its customers to make required payments and charges off receivables when they are deemed uncollectible. If market conditions decline, actual collection experience may not meet expectations and may result in decreased cash flows and increased bad debt expense.

For the year ended December 31, 2002, the United States military accounted for approximately 19% of total revenues, and no other customer accounted for 10% or more of our total revenues. Accounts receivable from the United States military were $28.2 million at December 31, 2002.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

5. Significant Accounting Policies (continued)

Income Taxes

We provide for income taxes using the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in the results of operations in the period that includes the enactment date.

Debt Issuance Costs

Costs associated with the issuance of debt are capitalized and amortized over the life of the respective debt obligation, using the effective interest method for amortization. Amortization of debt issuance costs was $4.1 million for the year ended December 31, 2002 and is included as a component of Interest expense on the Consolidated Statement of Operations.

Derivative Financial Instruments

The Company accounts for its derivative financial instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its amendments, SFAS No. 137 and SFAS No. 138. The Statements require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. The Company recognizes changes in the fair value of its interest rate swap contract in other non-operating expense on the Consolidated Statement of Operations.

Aircraft Maintenance and Repair

Routine maintenance and repairs and airframe and engine overhauls are charged to expense as incurred, except Boeing 747-400F engine overhaul costs covered by a third-party fully outsourced power-by-the-hour maintenance agreement, which is expensed based on the hours flown.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

5. Significant Accounting Policies (continued)

Stock Options

The Company accounts for its stock-based employee compensation plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and its related interpretations. The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS No.148). Had the Company elected to adopt the fair value recognition provisions of SFAS No. 123 and SFAS No.148, pro forma net loss and loss per share would be as follows (in thousands, except for per share data):

Net loss, as reported	$(53,813)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(8,186)

Pro forma net loss	$(61,999)

Basic and diluted loss per share:
As reported	$(1.41)

Pro forma	$(1.62)

Pro forma information regarding net loss and loss per share is required by SFAS No.123, as amended by SFAS 148, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.123. The weighted average fair value of the options granted during 2002 was $2.99 and was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Assumptions
Expected dividend yield	None
Risk-free interest rate	3.59%
Expected life of option grants	4 years
Expected volatility	93.88%

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

5. Significant Accounting Policies (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair values of its employee stock options.

Supplemental Cash Flow Information

The aggregate interest payments amounted to $86.7 million for the year ended December 31, 2002. During the year ended December 31, 2002, the Company and a third party mutually agreed to offset $10.7 million of Company debt against the same amount due to the Company by the third party. We received federal and state income tax refunds (net of payments) of approximately $31.2 million in the year ended December 31, 2002.

Recently Issued Accounting Standards

In July 2001, SFAS No.143, Accounting for Asset Retirement Obligations (SFAS No.143) was issued. SFAS No.143 requires the recording of a liability equal to the fair value of the estimated cost to retire an asset. The asset retirement liability must be recorded in the period in which the obligation meets the definition of a liability, which is generally when the asset is placed in service. When the liability is initially recorded, we will increase the carrying amount of the related long-lived asset by an amount equal to the original liability. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related long-lived asset. Upon adoption of SFAS No.143 on January 1, 2003, the Company determined that the impact of adopting SFAS 143 is not expected to be material to our results of operations or financial position.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

5. Significant Accounting Policies (continued)

In November 2002, FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45) was issued. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. We will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for guarantees as of December 31, 2002. The Company has various indemnity obligations included in contracts entered into in the normal course of business. (See Note 12.)

In January 2003, FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46) was issued. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied at the end of periods ending after December 15, 2003. We are currently in the process of evaluating the potential impact, if any, that the adoption of FIN 46 would have on our consolidated financial position or results of operations.

6. Impairment Charge

Due to further declines in the fair value of six aircraft previously deemed held for sale (see Note 3), we recorded an additional impairment charge of $7.9 million in the second quarter of 2002, which is included in other operating expenses on the Consolidated Statement of Operations. Among other sources, we used third party appraisals and published values for similar aircraft to assess the fair values of each specific aircraft. After 12 months, we were unsuccessful in our efforts to sell or otherwise dispose of these six B747 aircraft and in accordance with SFAS No. 144, the Company placed the previously classified held for sale aircraft back into held for use status. These aircraft are being depreciated, beginning July 2002, over their remaining lives ranging from 18 months to 13 years.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

7. Investments

The following table sets forth the aggregate cost of investments, which approximates fair market value by major security type held as of December 31, 2002 (in thousands):

Short-term investments:
Municipal bonds	$23,967
Market auction preferred securities	7,000

$30,967

Other investments:
Restricted guaranteed investment contracts	$46,276

Total other investments (included in deposits and other assets)	$46,276

In the third quarter of 2003, an owner participant in one of the Company’s leveraged lease financing transactions covering a Boeing 747-400 aircraft exercised its rights following an event of default under the lease to fully draw a guaranteed investment contract in the amount of $22.6 million and a letter of credit in the amount of $18.1 million, both of which were pledged to secure the Company’s obligations under the lease and related documents. Simultaneously with the draw of the letter of credit, the owner participant transferred its owner participant interest in the owner trust that owns the aircraft to the issuing bank. The Company is obligated to reimburse the bank for the amount drawn under the letter of credit, less $2.7 million, which was held by the bank as cash collateral at the time of the draw. Upon the Company’s payment of $15.4 million to the bank, the Company would then own the owner participant’s interest in the owner trust that owns the aircraft. In anticipation of this future ownership change, the lease relating to this aircraft has been capitalized and, as a result, at September 30, 2003, the Company recorded a $15.4 million liability to the bank, $122.9 million for the book value of the aircraft as part of fixed assets and $85.8 million of debt related to the aircraft.

During the third quarter of 2003, an additional owner participant in a separate leveraged lease transaction relating to another Boeing 747-400 aircraft exercised its rights following an event of default to take possession of the proceeds under a separate guaranteed investment contract that was pledged by the Company to secure its obligations under the lease. These proceeds are currently held by the owner participant in a cash collateral account for the benefit of the Company, but the owner participant may be able to use such proceeds to cover any losses it might incur.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

The amortized cost and estimated fair value of available-for-sale securities, by contractual maturity, as of December 31, 2002 are shown below (in thousands). Expected maturities may differ from contractual maturities because the issuers of the securities may exercise the right to prepay obligations without prepayment penalties.

Available-for-Sale
Due in three to five years	$4,400
Due after thirty years	19,567

23,967
Market auction preferred securities	7,000

$30,967

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

8. Debt

Appearing below is a historical description of our long-term debt. As more fully described in Note 2, we are attempting to renegotiate these obligations as part of our restructuring efforts.

Debt obligations as of December 31, 2002 are as follows (in thousands):

AFL III Term Loan Facility	$194,893
9 1/4% Senior Notes due 2008	152,869
9 3/8% Senior Notes due 2006	147,000
10 3/4% Senior Notes due 2005	137,475
1999 EETCs	91,990
1998 EETCs	84,358
Aircraft Term Loan	50,607
Other	71,450

$930,642

AFL III Term Loan Facility

As of December 31, 2002, the AFL III Term Loan Facility consists of Term Loan A in the amount of $91.3 million and Term Loan B in the amount of $103.6 million, for which interest is based on the Eurodollar rate plus a spread. The interest rate as of December 31, 2002 was 5.995% and 6.37% for the Term Loan A and Term Loan B, respectively. Principal and interest is payable in quarterly installments. Principal amounts increase over time through the final maturity dates of April 2005 and April 2006 for the Term Loan A and Term Loan B, respectively, with the final payment of $6.1 million and $40.2 million on such dates.

The AFL III Term Loan Facility was originally secured by a first priority interest in ten Boeing 747-200F aircraft, plus twelve spare engines. In 2002, three additional aircraft, for a total of thirteen, were pledged as collateral in exchange for operational and covenant relief.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

8. Debt (continued)

The AFL III Term Loan Facility contains limitations as follows: indebtedness, liens, investments, contingent obligations, restricted junior payments, capital expenditures, amendments to material agreements, new leases, transactions with shareholders and affiliates, and the conduct of business, as well as other restrictions and financial covenants.

During 2002, certain terms of the AFL III term loan facility were amended. The amendments included, among other matters, changes to certain financial covenants. We also agreed to reduce the obligations to specified levels based upon appraised values of the collateral aircraft. As a result of the appraisals, the Company prepaid $6.4 million in January 2003.

Senior Notes

The various issues of senior notes (collectively, the “Senior Notes”) are general unsecured obligations of Atlas, which rank pari passu in right of payment to any of Atlas’ existing and future unsecured senior indebtedness. However, the Senior Notes are effectively subordinated to all Atlas’ secured indebtedness and to all indebtedness of its subsidiaries and any obligations of Polar.

Interest on the Senior Notes accrues from their date of original issuance and is payable semi-annually in arrears. Each of the senior notes matures and requires a single principal payment in accordance with its terms as indicated in the table above. The Senior Notes are redeemable, in whole or in part, at Atlas’ option, at any time, on or after August 1, 2001 for the 103/4% Senior Notes, on or after April 15, 2003 for the 91/4% Senior Notes, and on or after November 15, 2002 for the 93/8% Senior Notes, initially at a premium of their principal amount plus accrued interest, declining ratably to 100% of their principal amounts, plus accrued interest.

Covenants with respect to the Senior Notes contain certain limitations on Atlas and its subsidiaries’ ability to, among other things: incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, sell or issue preferred stock of subsidiaries to third parties, merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

8. Debt (continued)

In addition, certain of our Senior Notes include cross-default provisions pursuant to which a default under one instrument may cause a default under one or more other instruments.

1999 EETCs

In 1999, Atlas completed an offering of Enhanced Equipment Trust Certificates (“1999 EETCs”). As of December 31, 2002, the outstanding balance of the 1999 EETCs relate to one owned Boeing 747-400F aircraft. In connection with this secured debt financing, Atlas executed equipment notes with interest rates ranging from 6.88% to 8.77% as of December 31, 2002, payable semi-annually. According to the terms of the equipment notes, principal payments vary and are payable through 2015.

1998 EETCs

In 1998, Atlas completed an offering of Enhanced Equipment Trust Certificates (the “1998 EETCs”). As of December 31, 2002, the outstanding balance of the 1998 EETCs relate to one owned B747-400F aircraft. In connection with this secured debt financing, Atlas executed equipment notes with interest rates ranging from 7.38% to 8.01% as of December 31, 2002, payable semi-annually. According to the terms of the equipment notes, principal payments vary and are payable through 2018.

Aircraft Term Loan

Prior to 2002, Atlas had entered into a revolving credit facility to finance the acquisition and conversion of three aircraft. Interest is based upon the lesser of LIBOR plus 4.125% or prime rate plus a variable margin of 3.125%. At December 31, 2002, the interest rate was 7.35%. During 2002, this revolving credit facility was amended and converted to a term loan (“Aircraft Term Loan”). The amendment also included changes to certain financial covenants, among other things, and we agreed to reduce the obligations to specified levels based upon appraised values of the aircraft. As a result of the appraisals, the Company prepaid $3.6 million in January 2003. Interest and principal payments vary and are due quarterly through April 2005.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

8. Debt (continued)

The Aircraft Term Loan is secured by a first priority interest in one Boeing 747-300 and two Boeing 747-200 aircraft.

Other Debt

Other debt consists of various term loans aggregating $67.4 million, secured by specific aircraft. The weighted average interest rate for the term loans as of December 31, 2002 is 6.66% payable quarterly. The Company is required to make periodic payments of principal and interest through July 2008. Other debt also includes capital lease obligations with an aggregate net present value of $4.1 million at December 31, 2002. The weighted average interest rate as of December 31, 2002 is 2.92% and payments are due monthly through 2005.

Although the anticipated bankruptcy filing and related debt restructuring agreements are expected to substantially change the principal repayments on our debt, the Company’s debt obligations as of December 31, 2002 were scheduled to mature as follows (in thousands):

Years Ending December 31,
2003	$118,633
2004	106,770
2005	200,554
2006	205,282
2007	12,355
Thereafter	287,048

$930,642

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

9. Related Party Transactions

At December 31, 2002, the Company had notes receivable with former officers with principal balances of $0.5 million and accrued interest of $0.1 million.

A director of the Company is a partner in the law firm that acts as outside counsel to the Company. The Company incurred legal fees and expenses to this law firm of $2.9 million for the year ended December 31, 2002.

10. Income Taxes

The Company has not provided any current or deferred income tax provision for the year ended December 31, 2002. SFAS No. 109, Accounting for Income Taxes requires the establishment of a valuation allowance when there is uncertainty as to the realizability of net deferred tax assets. A valuation allowance has been established against the full amount of the net deferred tax assets.

The Company has federal net operating loss carryforwards of approximately $331.2 million as of December 31, 2002, which will expire from 2008 to 2022. As a result of the 2001 and 2002 net operating losses, the Company filed carryback claims for refunds of Alternative Minimum Tax (AMT) credits. These claims reduce the AMT credits available for future refund to approximately $0.4 million. In addition to the AMT credits, the Company received approximately $3.0 million in state and local income tax refunds in 2002. As a result of the restatement, as discussed in Note 3 above, the Company recognized the $30.5 million benefit of such refunds effective December 31, 2001 (exclusive of approximately $24.0 million previously recorded).

The provision for income taxes on our loss before income taxes for the year ended December 31, 2002 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate as a result of the following items:

Statutory federal income tax rate	(35.00)%
State and local taxes net of federal tax benefit	(1.00)%
Change in valuation allowance	34.33%
Nondeductible and other items	1.67%

Effective tax rate	0.00%

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

10. Income Taxes (continued)

As of December 31, 2002, deferred tax assets (liabilities), representing the tax effects of the difference between amounts recognized for book and tax purposes, consist of the following (in thousands):

Deferred tax assets:
Net operating loss and credit carryforwards	$119,630
Deferred lease financing gains and losses	80,043
Accounts receivable reserve	14,686
Other	6,937

Total deferred tax assets	221,296

Deferred tax liabilities:
Tax depreciation in excess of book depreciation	(128,727)
Landing rights	(11,516)
Prepaid maintenance	(4,311)

Total deferred tax liabilities	(144,554)

Net deferred tax asset before valuation allowance	76,742
Valuation allowance	(76,742)

Net deferred tax	$–

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

11. Financial Instruments and Risk Management

We maintain cash and cash equivalents with various high-quality financial institutions or in short-term duration high-quality debt securities. The carrying values for cash and cash equivalents, trade receivables and payables approximates their fair value.

The fair values of the Company’s long-term debt were estimated using quoted market prices where available. For long-term debt not actively traded, fair values were estimated by reference to the discount related to the traded debt with consideration given to the fair value of the underlying collateral. At December 31, 2002, the fair values of the Company’s debt instruments are as follows (in thousands):

	Fair	Carrying
	Value	Value

AFL III Term Loan Facility	$143,734	$194,893
9 1/4% Senior Notes due 2008	31,338	152,869
9 3/8% Senior Notes due 2006	30,135	147,000
10 3/4% Senior Notes due 2005	28,182	137,475
1999 EETCs	51,314	91,990
1998 EETCs	48,499	84,358
Aircraft Term Loan	39,473	50,607
Other	53,301	71,450

In September 1997, Atlas entered into an interest rate swap agreement to manage interest costs associated with changing interest rates. The notional amount of the interest rate swap at inception was $210.0 million, decreasing over a term of eight years. The Company pays a fixed interest rate of 5.72%, increasing 0.25% annually, and receives a floating interest rate based on the three-month London Interbank Offered Rate (LIBOR), whereby the net interest settles quarterly. For the quarterly interest period, which included December 31, 2002, the notional amount was $88.8 million, the fixed interest rate was 6.5% and the 3-month LIBOR rate was 1.4%. The fair value of the interest rate swap at December 31, 2002 is $5.4 million and is included as a component of Other liabilities on the Consolidated Balance Sheet. The fair value of the interest rate swap agreement is the estimated amount that the Company would pay or receive to terminate the swap agreement, taking into account the current credit worthiness of the swap counterparties.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

12. Commitments and Contingencies

Aircraft/Real Estate Leases

We lease aircraft, as well as office space, vehicles, and other equipment, which expire in various years through 2025. Total rental expense for all aircraft and engine operating leases including short-term rents in 2002 was $213.3 million. In addition, the Company leases certain airport facilities around the world, generally on a month-to-month basis. Rental expense for office space, vehicles, and other equipment was $13.6 million for the year ended December 31, 2002.

At December 31, 2002, 32 of the 51 aircraft we operated were leased under operating leases, with initial lease term expiration dates ranging from 2003 to 2025.

As more fully described in Note 2, the Company is in the process of attempting to restructure its obligations, including agreements with its lessors and lenders.

Minimum annual rental commitments under capital leases and noncancelable aircraft, real estate and other operating leases with initial or remaining terms of more than one year, not reflecting any proposed restructuring, are as follows (in thousands):

			Other
		Aircraft	Operating
	Capital Leases	Operating Leases	Leases

Years Ending December 31,
2003	$1,598	$253,278	$5,362
2004	1,598	246,764	5,250
2005	1,213	244,305	4,216
2006	–	226,052	3,242
2007	–	217,500	3,162
Thereafter	–	2,502,259	14,568

Total minimum lease payments	$4,409	$3,690,158	$35,800

Less amounts representing interest	(273)

Present value of future minimum capital lease payments	$4,136

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

12. Commitments and Contingencies (continued)

Net gains on sale-leaseback transactions of $222.3 million, including $9.2 million for three engines, which were sold and leased back in 2002, have been deferred at December 31, 2002 and are being amortized over the term of the operating leases.

During 2002, the Company entered into operating leases for three aircraft that it was committed to purchase under the Boeing Purchase Agreement described below. In connection with these leases, the Company applied pre-delivery deposits of $60.1 million as prepaid rent and $12.2 million of such deposits were returned to the Company.

In addition to the above commitments, the Company leases engines under short-term lease agreements on an as needed basis.

Aircraft Purchase Commitments

Under the terms of the Boeing Purchase Agreement, in October 2000, one remaining Boeing 747-400 freighter aircraft (the “aircraft”) was to be delivered October 2003. In February 2003, Atlas and Boeing reached a Supplemental Agreement (the “Agreement”) to delay the delivery date of the remaining aircraft to October 2006. As part of the Agreement, approximately $2.9 million of purchase deposits on this aircraft will be applied as a slide fee for deferring the delivery. The remaining $0.5 million of purchase deposits made as of December 31, 2002 will be applied to a new deferred advance payment schedule on the aircraft. The Company is obligated to make deferred advance payments of $1.7 million in 2004 and $25.8 million in 2005. The Company is in discussions with Boeing about further deferrals of the aircraft delivery date or additional modifications to this commitment.

Interest accrued on the unpaid deferred advance payments balance will be charged at the fluctuating rate of interest per annum equal to the six-month LIBOR plus 3%.

Guarantees and Indemnifications

The Company is party to many routine contracts under which it indemnifies third parties for various risks. The Company has not recorded a liability for any of these indemnities, as the likelihood of payment in each case is considered remote. These indemnities are discussed below.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

12. Commitments and Contingencies (continued)

The Company’s loan agreements and other LIBOR-based financing transactions (including certain leveraged aircraft leases) generally obligate the Company to reimburse the applicable lender for incremental increased costs due to a change in law that imposes (i) any reserve or special deposit requirement against assets of, deposits with, or credit extended by such lender related to the loan, (ii) any tax, duty, or other charge with respect to the loan (except standard income tax) or (iii) capital adequacy requirements. In addition, the Company’s loan agreements, derivative transactions and other financing arrangements typically contain a withholding tax provision that requires the Company to pay additional amounts to the applicable lender or other financing party, generally if withholding taxes are imposed on such lender or other financing party as a result of a change in the applicable tax law.

These increased cost and withholding tax provisions continue for the entire term of the applicable transaction, and there is no limitation in the maximum additional amount the Company could be required to pay under such provisions. Any failure to pay amounts due under such provisions generally would trigger an event of default, and, in a secured financing transaction, would entitle the lender to foreclose upon the collateral to realize the amount due.

The Company has general indemnity clauses in many of its airport and other real estate leases where the Company as lessee indemnifies the lessor (and related parties) against liabilities related to use of the leased property. Generally, these indemnifications cover liabilities resulting from the negligence of the indemnified parties, exclusive of liabilities arising from the gross negligence or willful misconduct of the indemnified parties. Additionally, the Company provides environmental indemnities in many of these leases for contamination related to the Company’s use of the leased property.

In certain transactions, including certain aircraft financing leases and loans and derivative transactions, the lessors, lenders and/or other parties have rights to terminate the transactions based on changes in foreign tax law, illegality or certain other events or circumstances. In such a case, the Company may be required to make a lump sum payment or terminate the relevant transaction.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

12. Commitments and Contingencies (continued)

In its aircraft financing agreements, the Company generally indemnifies the financing parties, trustees acting on their behalf and other related parties against liabilities (including certain taxes) resulting from the financing, manufacture, design, ownership, operation and maintenance of the aircraft, regardless of whether these liabilities (or taxes) relate to the negligence of the indemnified parties.

The Company is not able to estimate the potential amount of any liability that may result from the indemnities discussed above.

Letters of Credit

We have $3.2 million of restricted cash pledged under standby letters of credit related to collateral for items, including but not limited to, surety and customs bonds and airfield privileges. This balance is included in Deposits and other assets in our Consolidated Balance Sheet. The standby letters of credit expire in 2003 and are renewable on an annual basis.

Labor

The Airline Pilots Association (“ALPA”) represents all of our U.S. based pilots and a small number of London based pilots. Collectively, these employees represent approximately 49% of our workforce as of December 31, 2002. Polar’s collective bargaining agreement with ALPA became amendable in May 2003. Negotiations with ALPA are ongoing with the assistance of a mediator appointed by the National Mediation Board. We cannot accurately predict the outcome of any negotiations with ALPA. Although we have never had a work interruption or stoppage and believe our relations with our pilots are generally good, we are subject to risks of work interruption or stoppage and/or may incur additional administrative expenses associated with union representation of our employees. If we are unable to reach an agreement with our Polar pilots on the terms of an amended agreement, or if Atlas were unable to negotiate future contracts with its pilots, we may be subject to work interruptions and/or stoppages. Any sustained work stoppages could adversely affect our ability to fulfill our obligations under ACMI lease contracts and other agreements and could have a material adverse effect on our financial condition, results of operations and liquidity.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

12. Commitments and Contingencies (continued)

Legal Proceedings

Existing and Potential Claims Against the Company for Alleged Violation of the Securities Laws

In October 2002, seven purported class actions alleging violations of the federal securities laws were filed against the Company, several of its current or former officers or directors and its underwriter on behalf of various purchasers of the Company’s common stock. These actions have been consolidated before a single judge in the United States District Court for the Southern District of New York. A Lead Plaintiff and a Lead Counsel have been appointed by that Court. Plaintiffs filed a single Consolidated Amended Class Action Complaint in August 2003. Before any response thereto was made by any Defendant, Plaintiffs filed a Second Consolidated Amended Class Action Complaint in October 2003. That pleading supercedes and replaces all prior complaints and alleges: (i) violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against the Company and six of its current or former officers or directors on behalf of all persons who purchased or otherwise acquired the common stock of the Company between April 18, 2000 and October 15, 2002, inclusive; and (ii) violation of Sections 11 and 15 of the Securities Act of 1933 against the Company, four of its current or former officers or directors and Morgan Stanley Dean Witter on behalf of all persons who purchased or otherwise acquired Atlas common stock issued in a September 2000 secondary public offering pursuant to, or traceable to, a prospectus supplement dated September 14, 2000 and filed with the Securities and Exchange Commission on September 18, 2000. By agreement of the parties and Order of the Court, all defendants have until December 17, 2003 to respond to the Complaint. The Company denies that it has violated any of its obligations under the federal securities laws and believes that meritorious defenses exist in the lawsuits.

In October 2002, two shareholder derivative actions were filed against members of the Company’s Board of Directors, alleging breach of fiduciary duty. Those actions have been consolidated in New York State Court. No further proceedings have occurred, and by agreement of the parties and Order of the Court, all proceedings are stayed pending resolution of any motion to dismiss the consolidated class actions described in the preceding paragraph.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

12. Commitments and Contingencies (continued)

In October 2002, the Company received a letter from the Northeast Regional Office of the United States Securities and Exchange Commission (the “SEC”) informing it that an informal investigation had been commenced arising out of the Company’s October 16, 2002 announcement that it would restate its financial results for 2000 and 2001. The SEC has since issued a Formal Order of Investigation and on January 21, 2003, served upon the Company a subpoena requiring the production of documents. The Company intends to continue cooperating fully with the SEC in its investigation.

Other Litigation

Wells Fargo, not in its individual capacity, but solely as trustee, which leased a Boeing 747 aircraft to Polar, has brought an action in the United Kingdom against Polar for its alleged failure to return the aircraft during 2003 in compliance with return conditions as set forth in the lease. Wells Fargo, as trustee, is seeking monetary damages estimated between $6.0 million - $10.0 million, including double rent and parking fees and the cost of maintenance to restore the aircraft to comply with the specified return conditions. In October 2003, Wells Fargo, as trustee, filed for partial summary judgment, seeking approximately $6 million for Polar’s failure to meet maintenance return conditions and for certain consequential damages, including double rent. In November 2003, the court granted in part and denied in part the motion for summary judgment and ordered the Company only to pay Wells Fargo, as trustee, $785,000 in relation to Polar’s failure to perform a “C Check” and test flight prior to returning the aircraft. The court denied all other summary judgment claims, and all such remaining claims are subject to trial that is expected to occur sometime after March 1, 2004.

Miami-Dade County (the “County”) is currently investigating and taking remedial action with regard to various environmental conditions at the Miami International Airport (“MIA”) and funding the remediation costs through landing fees and various cost recovery methods. The County initiated a lawsuit in 2001 against approximately 17 defendants and has identified approximately 243 additional potentially responsible parties (“PRPs”) in an attempt to recover its past and future costs relating to the investigation and remediation of soil and groundwater contamination at MIA. While the Company is not named in the lawsuit, it has been identified as a PRP.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

12. Commitments and Contingencies (continued)

The Company’s portion of the cleanup costs cannot be reasonably estimated due to a variety of factors, including the unknown extent and cost of the remedial actions required. However, given the proportion of the cost that will ultimately be recovered from other the PRPs who have had longer and more substantial operations at MIA, such costs are not expected to have a material adverse effect upon the Company.

On August 7, 2001, Atlas sued Southern Air, Inc. (“Southern”) and Hernan Galindo (“Galindo”) in Dade County Circuit Court seeking damages in excess of $13 million alleging, among other things, that these defendants committed tortuous interference with Atlas’ contracts or advantageous business relationships with Aerofloral, Inc., unfair competition and conspiracy. Atlas subsequently filed a Second Amended Complaint, joining additional defendants James K. Neff (“Neff”), Randall P. Fiorenza (“Fiorenza”), Jay Holdings LLC, and EFF Holdings LLC, on the same legal theories asserted against Southern and Galindo. On November 15, 2002, Southern filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, and the action has been stayed against Southern. The court, however, denied the other defendants’ motions to dismiss, and they have now answered the Second Amended Complaint denying any liability to Atlas.

Southern recently filed a counterclaim against Atlas and a third party complaint against the Company. The counterclaim and third party complaint allege, among other things, that Atlas and the Company are alter egos of each other and committed various torts against Southern, including tortuous interference with contract and with advantageous business relationships, unfair competition, conspiracy, and other anti-competitive acts in violation of Florida law. The proposed counterclaim and third party complaint do not specify the damages sought by Southern other than the minimal jurisdictional amount of $15,000. The Company and Atlas do not believe that the counterclaim and third party complaint have merit and intend to vigorously defend against these actions.

The Company has certain other contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes that the ultimate disposition of these contingencies with the exception of those noted above is not expected to materially affect the Company’s consolidated financial position, liquidity, or results of operations. At the present time, the matters noted herein are at an early stage and, except as noted, management is unable to predict their resolution with any certainty.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

13. Stockholders’ Equity

Capital Stock

The Company’s Board of Directors has the authority to designate one or more series of preferred stock, and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of such series. If so designated by the Board of Directors, the shares of any series of preferred stock will be senior to the common stock with respect to distributions. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Shareholder Rights Plan

In June 2001, the Board of Directors declared a Shareholder Rights Plan. Under the Plan, one Right (as defined in the Shareholder Rights Plan) was attached to each outstanding share of common stock at the close of business on July 2, 2001. Each Right entitles holders thereof to purchase one one-thousandth of a share of junior preferred stock at an exercise price of $115 per share, subject to adjustment. The Rights become exercisable only if a person or group acquires common stock and/or other voting capital stock of the Company which has 20% or more of the voting power of all outstanding capital stock of the Company, or announces a tender or exchange offer that, if consummated, will result in a person or group beneficially owning any such capital stock of the Company which has 20% or more of the voting power of all outstanding capital stock of the Company. In the event that a person or group acquires capital stock of the Company that has 20% or more of the voting power of all outstanding capital stock of the Company, each Right will entitle the holder (other than such acquiring person or group) to purchase the Company’s common stock with a value of $230, subject to adjustment. The Company will generally be entitled to redeem the Rights at $.001 per Right. If not exercised or redeemed, all Rights will expire on July 2, 2011.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

14. Stock-Based Compensation Plans

Employee Stock Purchase Plan

The Company has an approved Employee Stock Purchase Plan (the “Stock Purchase Plan”) for eligible employees of the Company. Employees eligible to participate in the Stock Purchase Plan are those who have completed at least 90 days of employment with the Company, but excluding employees whose customary employment is not more than five months in any calendar year or 20 hours or less per week. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee determines the terms and conditions under which shares are offered and corresponding options granted under the Stock Purchase Plan for any Purchase Period, as defined in the Stock Purchase Plan. Employees may contribute up to 15% of their gross base compensation subject to certain limitations. The price per share at which the common stock is purchased pursuant to the Stock Purchase Plan is the lesser of 85% of the fair market value of the common stock on the first or last day of the applicable Purchase Period (as defined in the Stock Purchase Plan). The maximum number of shares of common stock, that may be issued under the Stock Purchase Plan is 1,500,000 shares. During the plan year ended December 31, 2002, 284,280 shares were issued out of treasury stock at a weighted average cost of $6.05. As of December 31, 2002, 936,804 shares remain available for purchase under the Stock Purchase Plan. In March 2003, the Company’s Board of Directors suspended the Stock Purchase Plan until further action by the Board.

1995 Long Term Incentive and Share Award Plan

Shareholders approved the 1995 Long Term Incentive and Share Award Plan (as amended) (the “1995 Plan”) that provides for awards of up to 8.9 million shares of common stock to employees in various forms. These include non-qualified options, incentive stock options, share appreciation rights, restricted shares, restricted share units, performance shares and performance units, dividend equivalents and other share-based awards. The portion of the 1995 Plan applicable to employees is administered by the Compensation Committee of the Board of Directors of the Company, which also establishes the terms of the awards. Non-qualified stock options and restricted share units have been the only form of awards granted by the Compensation Committee to date.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

14. Stock-Based Compensation Plans (continued)

For the year ended December 31, 2002, the Company recognized compensation expense of $685,700 for the vested portion of restricted share units issued. Compensation related to these awards is recognized ratably over the vesting period.

The 1995 Plan also contains a provision that permits non-employee directors to receive all or a portion of their quarterly remuneration in the form of common stock rather than cash. The first 25% of a non-employee director’s quarterly remuneration must be received in the form of common stock. The number of shares received is determined by dividing the average price on the date of the first Board meeting in the quarter into the amount of compensation earned for the quarter in which the non-employee director chooses not to receive cash. For the year ended December 31, 2002, 103,816 shares were issued to a total of ten director-participants. At December 31, 2002, the Board of Directors suspended this particular feature of the 1995 Plan indefinitely, and all quarterly remuneration paid to non-employee directors since that time has been in the form of cash.

The 1995 Plan also provides for certain annual automatic grants of non-qualified stock options to non-employee directors, which become exercisable on the date of grant and expire on the tenth anniversary of the grant date. In August 2003, the Board of Directors elected to suspend this feature of the 1995 Plan indefinitely, and no options have been, or will be, granted to non-employee directors during 2003.

Non-qualified options granted under the 1995 Plan vest over periods ranging from immediate to five years and expire ten years from the date of grant. A total of 2.5 million shares remained available for future award grants as of December 31, 2002. No incentive stock options may be granted with an exercise price less than fair market value of the stock on the date of grant; non-qualified stock options may be granted at any price but, in general, are not granted with an exercise price less than the fair market value of the stock on the date of grant.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

14. Stock-Based Compensation Plans (continued)

The table below summarizes the activity with respect to non-qualified stock options granted under the 1995 Plan:

		Weighted Average
	Shares	Exercise Price

Outstanding at beginning of year	3,901,258	$23.73
Granted	838,750	4.41
Exercised	–	–
Forfeited	(299,944)	20.54

Outstanding at year end	4,440,064	$19.47

The following table provides additional information for options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$ 2.60 – 8.08	838,750	9.7 years	$4.41	–	$–
10.67 – 16.00	1,036,684	8.7 years	14.48	232,879	14.34
16.31 – 24.44	951,618	5.4 years	22.94	842,868	22.84
24.63 – 33.83	1,110,512	7.3 years	28.06	546,511	27.61
34.00 – 37.58	350,250	7.6 years	34.90	192,750	34.69
$38.44 – 45.22	152,250	7.7 years	40.69	91,527	40.64

	4,440,064		$19.47	1,906,535	$25.22

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

15. Retirement Plans

Profit Sharing Plan

Employees who have been employed by Atlas or its subsidiaries for at least twelve months as full-time employees are eligible to participate in the Profit Sharing Plan, which was adopted in 1994 by Atlas. The Profit Sharing Plan provides for payments to eligible employees in semiannual distributions based on the Company’s pretax profits. Beginning in 2002, the Profit Sharing Plan was revised to include, among other things, that profit sharing would no longer have a guaranteed component, but will be based entirely upon the actual financial results of the Company.

401(k) and 401(m) Plans

The Company has Atlas 401(k) and 401(m) retirement plans (the “Atlas Plans”) and Polar 401(k) retirement plans (the “Polar Plans”). Participants in the Atlas Plans may contribute a portion of their annual compensation to these plans, subject to aggregate limits under the Internal Revenue Code. The Company provides on behalf of participants of the Atlas Plans a matching contribution at the rate of 50% of employee contributions up to 10% of participant pretax compensation. Employee contributions in the Atlas Plans are vested at all times and the Company’s matching contributions are subject to a three-year cliff vesting provision. The Company recognized compensation expense associated with the Atlas Plans totaling $2.8 million for the year ended December 31, 2002.

Participants in the Polar Plans may contribute a portion of their annual compensation, subject to aggregate limits under the Internal Revenue Code. The Company provides on behalf of participants of the Polar Plans a matching contribution at the rate of 50% of employee contributions up to 4% of participant pre-tax compensation. Employee contributions in the Polar Plans are vested at all times and the Company’s matching contributions are subject to a five-year step vesting provision. The Company recognized compensation expense associated with the Polar Plans totaling $0.5 million for the year ended December 31, 2002.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

16. Loss Per Share and Number of Common Shares Outstanding

Basic loss per share represents the loss divided by the weighted average number of common shares outstanding during the measurement period. Diluted loss per share represents the loss divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period. Potentially dilutive common shares consist of 4.4 million stock options, for the year ended December 31, 2002. The Company has a net loss for the year ended December 31, 2002; therefore, the impact of these potentially dilutive common shares would be antidilutive and is not included in the diluted loss per share calculation.

The calculations of basic and diluted loss per share are as follows: (in thousands)

Numerator:
Net loss before cumulative effect of accounting change	$(98,369)
Cumulative effect of accounting change	44,556

Net loss	$(53,813)

Denominator – basic and diluted shares:
Weighted average common shares outstanding	38,210

Basic and diluted loss per share:
Loss before cumulative effect of accounting change	$(2.57)
Cumulative effect of accounting change	1.16

Net loss	$(1.41)

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

17. Subsequent Events (unaudited)

NYSE De-Listing

On September 9, 2003, the Company received written notification from the New York Stock Exchange (the “Exchange”) stating that trading in the Company’s common stock would be suspended immediately. The notification further indicated that application would be made to the Securities and Exchange Commission (the “SEC”) to delist the common shares pending the completion of applicable procedures. This application is expected to be approved by the SEC as of November 28, 2003, and the common stock is expected to be permanently removed from listing and registration on the Exchange on such date. The Exchange stated that the action was being taken in view of the Company’s previously announced liquidity and financial difficulties. In addition, the Exchange considered several other factors in reaching its de-listing decision, including, but not limited to, the Company’s delay in completing its current financial statement filing requirements and the sustained low trading price of the common shares.

Other

As part of an ongoing effort to reduce costs, Atlas announced that it is reducing its ground staff by approximately 30 percent, including open positions that will not be filled. The majority of the reductions have been implemented, and the reductions in the aggregate are expected to save the Company $14.0 million on an annualized basis. The reductions affect ground staff employees at Atlas’ Purchase, New York and Miami, Florida facilities. The Company has incurred reorganization costs, through September 30, 2003, of approximately $20.3 million.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

17. Subsequent Events (unaudited) (continued)

The Company has continued to operate through October 31, 2003 at a loss and does not anticipate meeting its previous financial forecast for 2003 furnished in a Report on Form 8-K dated September 12, 2003. The impact of the continued losses on the proposed steps outlined in Note 2 have not yet been determined. A revised business plan is being prepared which calls for significant reductions in the number of aircraft operated, personnel and other matters. No assurance can be given that the Company will be able to execute against that revised business plan, and that further restructuring will be required that is not currently contemplated.

Report of Independent Auditors

The Board of Directors and Stockholders
Atlas Air Worldwide Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Atlas Air Worldwide Holdings, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlas Air Worldwide Holdings, Inc. at December 31, 2002 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred an operating loss, and has a working capital deficiency and accumulated deficit as of December 31, 2002. In addition, the Company had defaulted on debt and lease payments and did not comply with certain covenants of agreements with its lenders and lessors. As a result, the Company is in the process of negotiating the restructuring of certain of its debt and lease obligations and expects to file a petition under Chapter 11 of the United States Bankruptcy Code and, as more fully described in Note 12, the Company faces significant litigation, the effects of which are not presently determinable. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 and Note 12. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, the Company has restated retained earnings from that previously reported at December 31, 2001, which was audited by other independent auditors who have ceased operations.

As discussed in Note 4 to the consolidated financial statements, in 2002 the Company changed its method of accounting for its airframe and engine overhauls.

/s/ Ernst & Young
New York, New York
November 21, 2003